                                                                   EXHIBIT 2.2


                     IN THE UNITED STATES BANKRUPTCY COURT
                       FOR THE MIDDLE DISTRICT OF ALABAMA



IN RE:                              )
                                    )
THE ENSTAR GROUP, INC., a           )
Delaware corporation, formerly      )
known as Kindercare, Inc., formerly )        CHAPTER 11
known as Kinder-Care Learning       )        CASE NO. 91-02618
Centers, Inc., successor by merger  )
to Max Ward Delmar Studios, Inc.,   )
                                    )
              Debtor.               )
------------------------------------)


                     AMENDED MODIFICATION TO SECOND AMENDED
                PLAN OF REORGANIZATION OF THE ENSTAR GROUP, INC.


     The Enstar Group, Inc. hereby proposes the following Modification to Second Amended Plan of Reorganization for the Debtor pursuant to Chapter 11 of the United States Bankruptcy Code, 11 U.S.C. ss.ss. 101 et seq. This Modification contains only the paragraphs of the Plan which are modified and added by the Modification. Deletions are noted by brackets and line-outs. Additional or new language is underlined.


                                   ARTICLE 1

                                  DEFINITIONS

         Available Cash shall mean, at any time, the amount of cash held by the Debtor (excluding cash on deposit in the Expense Reserve, the Disputed Claims Reserve or the Tax Reserve) and available to be distributed to the holders of Allowed Claims in accordance with this Plan.

         Class Representative shall mean a representative from each of Classes 4, 5, 6, 7, 8 and 10; and, in the case of Classes 4, 5 and 7, the representative for each such Class shall be the sole member of such Class; and, in the case of Classes 6, 8 and 10, the representative for each such Class shall be a Person designated on or before the Effective Date by the holders of at least 66.66% in amount of Claims (excluding Disputed Claims) in such Class; and, in the event of any failure of the holders of Claims in any such Class to designate such a representative on or before the effective date, the Debtor or the Creditors' Committee may, but





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         shall not be required, to appoint a member of the Class as the Class
         Representative of the Class.

         Effective Date shall mean a date designated in writing by the Debtor and filed with the Bankruptcy Court which date shall be the first Business Day following the date on which all conditions to effectiveness of the Plan set forth in Article 9 hereof have been satisfied or, to the extent permitted under this Plan, waived. The Effective Date was June 1, 1992. The confirmation of the Plan as modified shall not cause a change in or otherwise affect the Effective Date.

         Expense Reserve shall mean a reserve from Available Cash in an amount equal to $2,000,000 , which amount is to be reserved from distribution to the holders of Claims pending full implementation of the Plan to assure payment of the estimated professional fees, expenses and costs that the Debtor or Reorganized Debtor anticipates will be incurred in connection with the performance of its duties under this Plan and applicable law and the pursuit of the Mendel/Grassgreen Suit and the Milken Suit.

         Legal Rate shall mean the legal rate of interest allowed under 28 U.S.C. ss. 1961 on June 1, 1992, the Effective Date, that being the annual rate of 4.26%.

         New Common Stock shall mean the shares of the common stock, having a par value of $.01 per share, to be issued by the Reorganized Debtor .

         Tax Reserve shall mean a reserve into which the Reorganized Debtor shall deposit monies on account of potential tax obligations in accordance with the provisions of Section 8.13 of the Plan as modified.


                                   ARTICLE 2

                     CLASSIFICATION OF CLAIMS AND INTEREST

         2.10(a). Class 10(a) -- Claims of Certain Holders of Swiss Franc 5-3/4% Bonds and 6% Subordinated Bonds. Class 10(a) shall consist solely of the Claims of holders of Swiss Franc 5-3/4% Bonds and Swiss Franc 6% Subordinated Bonds who did not surrender such



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bonds for cancellation before the 180th day following the Effective Date but who surrender for cancellation all such bonds before the 30th day following the confirmation date of the Plan as modified and provide the Reorganized Debtor with the following information in a sworn statement signed by each beneficial owner of the bonds at or before the 60th day following the confirmation date of the Plan as modified: The name of the beneficial owner of the bonds and a statement regarding whether the beneficial owner owned Swiss Franc 5-3/4% Bonds and Swiss Franc 6% Subordinated Bonds on June 1, 1992, with a total value of more than Sfr. 6,675,750. If such beneficial owner owned bonds on such date with a total value of more than Sfr. 6,675,750, the beneficial owner will be required to provide such information regarding any trading of the bonds by such beneficial owner as may be requested subsequently by the Debtor.


                                   ARTICLE 5

                         TREATMENT OF IMPAIRED CLASSES

         5.1. Treatment of Class 4 Claims. Effective upon the Effective Date of the Plan, ASF shall be deemed to have authorized the Reorganized Debtor to sell or otherwise dispose of (in accordance with the Plan) any or all of the Property securing any or all of the ASF Secured Claim; shall be deemed to have released ASF's Lien upon any proceeds realized by the Reorganized Debtor from any such sale or other disposition of any such Property securing any or all of the ASF Secured Claim and to have consented to a distribution of such proceeds in accordance with this Plan; and shall promptly after the Effective Date return to the Debtor any certificates and other instruments in ASF's possession representing the Debtor's ownership of any of the ASF Pledged Stock, the Retail Stock or any of the LPT Partnerships. ASF shall be deemed on the Effective Date to be the holder of an Allowed Claim that is an Unsecured Claim in the amount of $36,000,000, which Claim shall not be subject to reconsideration or subordination. ASF shall receive, on account of such Claim, 66.66% of all Distributions until all such Allowed Claim of ASF against the Debtor is paid in full. In no event, however, shall ASF be entitled to receive any proceeds derived from any sale or other disposition of any of the ASF Pledged Stock until the Allowed Claims in Classes 6, 7, 8 and 10 are paid in full. If at such time as the holders of Allowed Claims entitled to receive Property pursuant to this Plan in Classes 6, 7, 8 and 10 are paid in full, the ASF Claim is not paid in full, ASF shall be entitled to receive on account of such Claim proceeds of the ASF Pledged Stock and Distributions in accordance with Section 5.11 of this Plan as modified.

         5.7(a). Treatment of Class 10(a) Claims. Each holder of a Class 6 Claim and a Class 10 Claim who did not surrender for




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cancellation the holder's Swiss Franc 5-3/4% Bonds and Swiss Franc 6%
Subordinated Bonds held by such holder before the 180th day following the Effective Date but who surrenders such bonds for cancellation and provides the information set out in Section 2.10(a) of the Plan as modified before the 30th day following the date of confirmation of the Plan as modified shall be entitled to receive payments on account of such Claim as provided in Section
5.11 of the Plan as modified.

         5.8. Treatment of Class 11 Claims. In accordance with Section 510(b) of the Bankruptcy Code, the holders of Class 11 Claims that are Allowed Claims shall not be entitled to receive any Property pursuant to the Plan until the holders of Allowed Claims in Classes 4, 5, 6, 7, 8, 10 and 10(a) that are entitled to receive Property pursuant to the Plan have been paid in full and have been paid all interest accrued on their Allowed Claims at the Legal Rate in accordance with Section 5.11 of this Plan. At such time, holders of Class 11 Claims that are Allowed Claims who are also holders of Shareholder Interests on the Effective Date shall be entitled to receive distributions as holders of Class 13 Interests in accordance with Section 5.11(d) of this Plan as modified.

         5.10. Treatment of Class 13 Interests. Effective upon the Effective Date, all Common Stock shall be cancelled and the holders of Shareholder Interests shall receive nothing on account of such Shareholder Interests until such time as the holders of all Allowed Claims in Classes 4, 5, 6, 7, 8, 10 and 10(a) that are entitled to receive Property pursuant to this Plan, have been paid in full and have been paid all interest accrued on their Allowed Claims at the legal rate in accordance with Section 5.11 of this Plan.

         5.11. In the event that the holders of Allowed Claims in Classes 6, 7, 8 and 10 entitled to receive Property pursuant to this Plan are paid in full, any remaining proceeds of the ASF Pledged Stock and any other remaining Property shall be distributed as follows:

         (a) From such time as the holders of Allowed Claims in Classes 6, 7, 8 and 10 entitled to receive Property pursuant to this Plan are paid in full, the holder of the Class 4 Claim shall be entitled to receive all Distributions and all remaining proceeds of the ASF Pledged Stock until the Class 4 Claim is paid in full.

         (b) In the event that all holders of Allowed Claims in Classes 4, 5, 6, 7, 8 and 10 entitled to receive Property pursuant to this Plan are paid in full, then any remaining Property available for distribution shall be distributed to the holders of such Claims in payment of interest accrued on the unpaid balance of their Allowed Claims at the Legal Rate from June 1, 1992. Payment




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on such accrued interest shall be made to all such holders of Claims on a pro rata basis.

         (c) In the event that all Allowed Claims in Classes 4, 5, 6, 7, 8 and 10 entitled to receive Property pursuant to this Plan and all interest accrued from June 1, 1992, on such Allowed Claims in Classes 4, 5, 6, 7, 8 and 10 are paid in full, any remaining Property available for distribution shall be distributed on a pro rata basis to holders of Class 10(a) Claims until the Class 10(a) Claims are paid in full and all interest on the Class 10(a) Claims accrued on their Allowed Claims at the Legal Rate from June 1, 1992, is paid in full.

         (d) In the event that all Allowed Claims in Classes 4, 5, 6, 7, 8, 10 and 10(a) entitled to receive Property pursuant to this Plan and all interest accrued on Allowed Claims entitled to receive property in Classes 4, 5, 6, 7, 8, 10 and 10(a) are paid in full, holders of Class 13 Interests who held such interests on the Effective Date shall be entitled to receive any remaining Property available for distribution. Such remaining Property shall be distributed on a pro rata basis to holders of Class 13 Interests which held such interests on the Effective Date; provided, however, that the Reorganized Debtor may distribute to the holders of Class 13 Interests shares of New Common Stock on a pro rata basis, in lieu of any distributions of remaining Property.


                                   ARTICLE 8

                      MEANS OF IMPLEMENTATION OF THE PLAN

         8.1. Records; Bank Account. The Reorganized Debtor shall maintain records of all Allowed Claims and all Disputed Claims, including, without limitation, the amount and classification of each such Claim, the name and address of the holder thereof, the number of shares (if any) of New Common Stock issued to the holder of the Claim and the amount of each periodic Distribution with respect to each Claim. The Reorganized Debtor shall update these records as required to reflect changes in any of the information maintained with respect to the Claims, including the change in the status of previously Disputed Claims that have become Allowed Claims. Immediately after and to the extent that a Disputed Claim becomes an Allowed Claim by virtue of a Final Order, the Reorganized Debtor shall amend the records maintained in accordance with this Plan to delete such Disputed Claim from the list of Disputed Claims and add it, in the amount Allowed, to the list of Allowed Claims. On or before the Effective Date, the Reorganized Debtor shall establish the Disbursement Account to be used for the purpose of making all payments pursuant to the Plan. All Available Cash shall be deposited into the Disbursement Account and shall be held in trust for the holders of Allowed Claims. Cash in the



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Disbursement Account, the Expense Reserve, the Disputed Claims Reserve, and
the Tax Reserve may be invested in (a) interest bearing accounts, or certificates of deposit in banks or trust companies having an aggregate capital and surplus in excess of $70,000,000, (b) obligations of the United States Treasury having maturities not exceeding 180 days or (c) such other investments as shall be consistent with Section 345 of the Bankruptcy Code, giving due regard to the Reorganized Debtor's need for such monies to insure availability of sufficient funds to make all disbursements authorized or required by this Plan on a timely basis.

         8.2. Collection and Liquidation of Certain Assets. The Reorganized Debtor shall continue to collect its assets and, with the exception of the ASF Pledged Stock and the Retail Stock, shall promptly endeavor to convert such assets to cash and shall deposit same in the Disbursement Account, the Expense Reserve, the Disputed Claims Reserve or the Tax Reserve (and the Reorganized Debtor may transfer funds to and from any such accounts to the extent necessary to implement the provisions of this Plan). The Debtor shall be authorized to vote for the Christa Plan and the Enstar Financial Plan.

         8.4. Issuance and Disposition of New Common Stock. On the Effective Date, the Reorganized Debtor shall issue the New Common Stock and deliver the certificates evidencing same to the Trustee, who shall hold same in trust for the benefit of the holders of all Allowed Claims that are Unsecured Claims in Classes 4, 5, 6, 7, 8 and 10 in accordance with the treatment provided such classes in Article 5, until the holders of such Allowed Claims entitled to receive property pursuant to this Plan are paid in full. Prior to the payment in full of said Allowed Claims, the Trustee shall be authorized to vote the shares of the New Common Stock, in accordance with the directions given to him by the holders of at least 51% in amount of Allowed Claims that are Unsecured Claims who vote, for the purpose of electing the Board of Directors in accordance with the amended and restated bylaws adopted as authorized by
Section 7.2 hereof. The New Common Stock will be held by the Trustee for distribution only in the event of a direction to distribute said stock pursuant to Section 5.11(d) of this Plan.

         8.5. Distributions. On the Effective Date, the Reorganized Debtor shall pay all Administrative Claims and Allowed Priority Tax Claims in accordance with the provisions of Article 3 of this Plan and shall make all Severance Payments in accordance with the Severance Order. Thereafter, the Debtor shall disburse to the holders of all Allowed Claims, in accordance with the treatment



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accorded such Claims pursuant to Article 5 of this Plan and to all professional persons retained by the Debtor or the Reorganized Debtor for fees and expenses incurred after the Confirmation Date, Available Cash and all other Property as follows: (a) within thirty (30) days after the Effective Date all Available
Cash then on hand (other than amounts to be transferred from the Disbursement Account to the Expense Reserve); (b) within forty-five (45) days following the Reorganized Debtor's receipt thereof, any monies received in connection with the prosecution or settlement of the Mendel/Grassgreen Suit, to the extent of such monies less any monies or other property deposited into the Tax Reserve;
(c) within forty-five (45) days following the Reorganized Debtor's receipt thereof, any monies received in connection with the prosecution or settlement of the Milken Suit, to the extent of such monies after first deducting therefrom any contingency fee payable to legal counsel out of the proceeds thereof and less any monies or other property deposited into the Tax Reserve;
(d) within ninety (90) days following the Reorganized Debtor's receipt thereof, any monies or other securities or property realized from any sale or other disposition of the ASF Pledged Stock, to the extent of the net proceeds realized from any such sale or other disposition less any monies or other property deposited into the Tax Reserve; (e) within thirty (30) days following the Reorganized Debtor's receipt thereof, any monies realized from any sale or other disposition of any of the capital stock of any of the Reorganized
Debtor's direct or indirect subsidiaries (including any capital stock of any of the Debtor Subsidiaries), to the extent of the net proceeds realized from any such sale or other disposition; (f) within thirty (30) days after the Reorganized Debtor's receipt thereof, any and all amounts earmarked for the holders of Allowed Claims in connection with any merger transaction; (g) within thirty (30) days following the entry of an order that becomes a Final Order allowing, in whole or in part, a Disputed Claim, an amount of money from the Disputed Claims Reserve that represents the pro rata share that the holder of such Claim would have been entitled to receive pursuant to Article 5 hereof based upon the amount of the Disputed Claim that is allowed by such Final
Order; (h) within thirty (30) days after receipt of a billing from a professional person retained by the Debtor or the Reorganized Debtor, an amount from the Expense Reserve (or, if the Expense Reserve is without sufficient funds to pay same, from Available Cash) necessary to pay such billing; and (i) on the date that the Debtor determines that it has fully recovered and liquidated all of its assets , all Disputed Claims have been resolved by Final Order, and all tax liabilities of the Reorganized Debtor have been determined and paid in accordance with Section 8.13, all Available Cash and all amounts in the Expense Reserve that are not required to pay accrued fees and expenses of the Reorganized Debtor. In addition, the Reorganized Debtor shall distribute to the Trustee, the New Common Stock, in accordance with Section 8.4 hereof.

         8.6. Sale or Distribution of the ASF Pledged Stock. The Reorganized Debtor shall be authorized to sell the ASF Pledged Stock, subject to all requirements and limitations of applicable



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law, in such quantities and amounts as the Reorganized Debtor shall in its sole discretion believe to be in the best interest of the holders of Allowed Claims that are Unsecured Claims and to the end of maximizing the return thereon, but the Reorganized Debtor shall in all events be required to sell or distribute the ASF Pledged Stock within thirty-six (36) months following the Effective
Date unless otherwise agreed in writing by each Class Representative then serving for a Class for which the Allowed Claims entitled to receive property pursuant to the Plan have not been paid in full or which has not previously directed the sale or distribution of its share of the ASF Pledged Stock pursuant to this paragraph (or, in the case of Classes with no Class Representative, by vote of at least 51% in number of the holders of Allowed Claims in said Class who hold at least 66.66% in amount of the Allowed Claims); provided, however, that if directed to do so after 180 days following the Effective Date by at least 51% in number of holders of Allowed Claims in Classes 6, 7 or 8 (or the holders of Allowed Claims in Class 10 from and after the date on which all Allowed Claims in Class 6 and Class 7 have been paid in full) who hold at least 66.66% in amount of the Allowed Claims in such Class, the Reorganized Debtor shall be obligated, within one hundred eighty (180) days following the Reorganized Debtor's receipt from the Class Representative (or in the case of a Class with no Class Representative, from the members of the Class voting for the sale or distribution of the stock) of a written notice of the requisite vote requiring the Reorganized Debtor to sell or distribute a portion of the ASF Pledged Stock or within sixty (60) days of OTS approval of the proposed transaction, whichever is later, to: (a) sell the lesser of the amount of the ASF Pledged Stock necessary to pay the Allowed Claims in such Class in full or an amount of the ASF Pledged Stock that represents that Pro Rata Share, determined in accordance with the Plan, of the ASF Pledged Stock allocable to the aggregate Allowed Claims of such Class ; (b) pay the Allowed Claims in said Class in full from funds borrowed by the Debtor on a nonrecourse basis using as collateral for the borrowing no more than the Pro Rata Share of the ASF Pledged Stock of said Class and the Class's share of the anticipated monies to be received in connection with the Milken Suit; or (c) subject to any required regulatory approval, distribute to the holders of Allowed Claims in said Class the lesser of said Class's Pro Rata Share or the number of shares of ASF
Pledged Stock necessary to pay the Allowed Claims in full (for purposes of this distribution the value of a share of ASF Pledged Stock shall be the average share price for the last trade of the ASF Stock on the 30 business days preceding the date of the receipt by the Reorganized Debtor of the written direction to sell or distribute by said Class). Once a Class has directed the sale or distribution of its share of the ASF Pledged Stock pursuant to this paragraph, the holders of Allowed Claims in such Class shall be entitled to no further distributions



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from the proceeds of the ASF Pledged Stock until the Allowed Claims in Classes
4, 5, 6, 7, 8 and 10 (other than the Class directing the sale) are paid in full.

         8.10. Cancellation of Debt Instruments. No holder of a Debt Instrument shall be entitled to receive any Property pursuant to this Plan unless and until such holder shall have either (a) surrendered or caused to be surrendered to the Reorganized Debtor the original Debt Instrument held by such holder or
(b) if such holder is unable to surrender the original Debt Instrument because same has been lost, destroyed, stolen or mutilated, (i) furnished the Reorganized Debtor with an executed affidavit of loss and indemnity with respect thereto in form customarily utilized for such purposes that is reasonably satisfactory to the Reorganized Debtor and (ii) provided to the Reorganized Debtor a bond in such amount and form as the Reorganized Debtor shall reasonably require to indemnify the Reorganized Debtor against any claim that may be made against it on account of the alleged loss, theft or distribution of any such Debt Instrument. If the holder of a Debt Instrument fails to surrender such holder's original Debt Instrument or to provide an affidavit and adequate bond on or before the 180th day following the Effective Date, such holder shall be conclusively deemed to have received all Property to which it is entitled to have received under the Plan (except to the extent such holder may be entitled to receive distributions of Property pursuant to Section 5.11(c) of this Plan) and all such Property otherwise distributable to such holder at any time under the Plan (including, but not limited to, any of the ASF Pledged Stock or any of the New Common Stock, or the proceeds of either) shall instead be distributed to the holders of Allowed Claims in accordance with the provisions of the Plan. Notwithstanding anything to the contrary contained in this Section 8.10, the surrender to the Reorganized Debtor of the Debt Instruments held by the holders of Class 10 Claims shall not be required for the holders of Class 6 and Class 7 Allowed Claims to receive the benefit of the subordination provisions in such Debt Instruments, but no holder of a Class 10 Claim shall receive anything under the Plan after payment in full of all Allowed Claims in Class 6 and Class 7 unless and until such holder shall have duly and punctually complied with the provisions of this Section 8.10.

         8.13. Tax Reserve. The Reorganized Debtor shall deposit into the Tax Reserve such monies received from the prosecution of the Mendel/Grassgreen Suit and the Milken Suit, proceeds of the ASF Pledged Stock, or any other Property as may be necessary to provide sufficient funds for any potential federal or state tax liability. Within 60 days of a final determination of tax liability for the Reorganized Debtor pursuant to 11 U.S.C. ss. 505 and the payment of any taxes determined to be due, any monies remaining in the Tax Reserve shall be deposited into the Disbursement Account and redistributed to the holders of Allowed Claims or Shareholder Interests on a pro rata basis in accordance with
Section 8.5 of this Plan.



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                                   ARTICLE 10

                           RETENTION OF JURISDICTION

          4. To adjudicate controversies, suits and disputes arising under or in connection with the Plan and to issue orders in aid of execution of the Plan;

          5. To adjudicate adversary proceedings pending at the Confirmation Date or thereafter brought to recover or avoid preferences, fraudulent conveyances and other avoidance claims;

          6. To determine any applications or motions for the rejection, assumption or assignment of executory contracts or unexpired leases;

          7. To determine any application to modify the Plan in accordance with Bankruptcy Code Section 1127, or to correct any defect, cure any omission or reconcile any inconsistency in the Plan, the Disclosure Statement or the Confirmation Order as may be necessary or desirable to carry out the purposes and intent of the Plan;


                                   ARTICLE 11

                                 MISCELLANEOUS

         11.8. Restrictions on Trading in Claims. From and after the confirmation date of the Plan as modified pursuant to 11 U.S.C. ss. 1127, no Claim will be transferrable unless and until the holder of such Claim receives authorization from the Debtor or an Order from the Court that such Claim may be traded. Unless the transfer of a Claim has been authorized pursuant to this paragraph, no holder of a Claim, other than the holder of such Claim on said confirmation date, shall be entitled to receive Distributions or proceeds of the ASF Pledged Stock.

         11.9. No Bar to Suits. Neither this Plan nor confirmation hereof shall operate to bar or estop the Reorganized Debtor from commencing any action, suit or proceeding against any holder of a Claim or any other Person on any cause of action (except as herein released), whether such cause of action arose



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prior to or after the Confirmation Date and whether or not the existence of such cause of action was disclosed in the Disclosure Statement.

        11.10. Section 1146 Exemption. Pursuant to Section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of any security under this Plan or the making or delivery of any instrument or transfer pursuant to, in implementation of or as contemplated by this Plan or the transfer of any property pursuant to this Plan shall not be taxed under any state or local law imposing a stamp tax, transfer tax or similar tax or fee.

        11.11. Successors and Assigns. The rights and obligations of any Person named or referred to in this Plan shall be binding upon and inure to the benefit of the successors and assigns of such Persons.

        Respectfully submitted, this 30th day of June, 1993.

                             THE ENSTAR GROUP, INC.


                             By:/s/ Nimrod T. Frazer
                                ----------------------------
                                Nimrod T. Frazer,
                                Chairman of the Board

                             PARKER, HUDSON, RAINER & DOBBS
                             Counsel for the Debtor
                             1500 Marquis Tower
                             285 Peachtree Center Avenue, NE
                             Atlanta, Georgia 30303
                             (404) 523-5300


                             By:/s/ J. Marbury Rainer
                                ----------------------------
                                J. Marbury Rainer


                             By:/s/ C. Edward Dobbs
                                ----------------------------
                                C. Edward Dobbs



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